SECURITIES AND EXCHANGE COMMISSION

                                         WASHINGTON, D.C. 20549

                                              SCHEDULE 13G

                             Under the Securities Exchange Act of 1934

                                          Cyberonics, Inc.
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                                       (Name of Issuer)

                                Common Stock, $.01 Par Value
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                             (Title of Class of Securities)

                                          23251P102
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                                       (CUSIP NUMBER)

                                Rho Management Partners, LP
                                        124 Dune Road
                                     Quogue, New York 11959
                                   Tel. No.: (516) 653-9086
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                       (Name, Address and Telephone Number of Person
                      Authorized to Receive Notices and Communications)

                                    - with copies to -

                                   Stephen Rosenberg, Esq.
                   Newman Tannenbaum Helpern Syracuse & Hirschtritt, LLP
                                 900 Third Avenue - 13th Floor
                                  New York, New York 10022
                                        (212) 508-6700

                                         November 9, 1998
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                              (Date of event which requires
                                 filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1-(b)
                  [x]  Rule 13d-1-(c)
                  [ ]  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                               Page 1 of 7 Pages

CUSIP No. 23251P102
Cyberonics, Inc.

          1. Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  Rho Management Partners, LP and Joshua Ruch

          2.      Check  the  Appropriate  Box  if  a  Member  of a  Group  (See
                  Instructions)

                  a.


                  b.


         3.       SEC Use Only


         4. Citizenship or Place of Organization: Rho Management Partners, LP was formed in the State of Delaware and Joshua Ruch is a citizen of the Republic of South Africa.


                  Number of Shares          5.  Sole Voting Power  1,066,386
                  Beneficially
                  Owned by                  6.  Shared Voting Power
                  Each
                  Reporting                 7.  Sole Dispositive Power 1,066,386
                  Person
                  With                      8.  Shared Dispositive Power

          9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,066,386

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          11.     Percent of Class Represented by Amount in Row 9 6.11%

          12. Type of Reporting Person (See Instructions) Rho Management Partners, LP is a PN and Joshua Ruch is an IN


                                               Page 2 of 7 Pages

CUSIP No. 23251P102
Cyberonics, Inc.

Item 1(a)         Name of Issuer:

         Cyberonics, Inc.

Item 1(b)         Address of Issuer:

         Cyberonics, Inc.
         16511 Space Center Blvd.
         Suite 600
         Houston, TX  77058

Item 2(a)         Name of Person Filing:

         Rho Management Partners, LP
         Joshua Ruch

Item 2(b)         Address of Principal Business Office or, if none, Residence:

         The principal business address of Rho Management Partners, LP is 124 Dune Road
         Quogue, New York  11959

         The principal business address of Joshua Ruch is
         c/o Rho Management Company, Inc.
         767 Fifth Avenue
         43rd Floor
         New York, New York  10153


Item 2(c)         Citizenship:

         Rho Management Partners, LP is a Delaware Limited Partnership Mr. Ruch is a citizen of the Republic of South Africa

Item 2(d)         Title of Class of Securities:

         Common Stock, $.01 par value

Item 2(e)         CUSIP Number:

         23251P102

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:


                                               Page 3 of 7 Pages

CUSIP No. 23251P102
Cyberonics, Inc.

        a.  |_|  Broker or dealer registered under Section 15 of the Act,
        b.  |_|  Bank as defined in Section 3(a)(6) of the Act,
        c.  |_|  Insurance Company as defined in Section 3(a)(19) of the Act,
        d. |_| Investment Company registered under Section 8 of the Investment Company Act,
        e.  |_|  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
        f. |_| Employee Benefit Plan,or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
        g. |_| Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(ii)(G); (Note: see Item 7)
        h.  |_|  A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);
        i.  |_|  A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment Company Act of 1940;
        j.  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Sec. 240.13d-1(c), check this box     [X]


Item 4            Ownership:

                  (a)    Amount Beneficially Owned:

                         As of November 18, 1998, 1,066,386 shares
                         (the "Shares") were beneficially owned by the filing persons.

                  (b)    Percent of Class:   6.11% based on 17,439,000 shares
                         outstanding.

                  (c)    Number of shares as to which such persons have:

                         (i)    sole power to vote or to direct the vote:

                                1,066,386 shares

                         (ii)   shared power to vote or direct the vote:

                                0

                         (iii) sole power to dispose or to direct the disposition of:

                                1,066,386 shares


                                               Page 4 of 7 Pages

CUSIP No. 23251P102
Cyberonics, Inc.



                      (iv) shared power to dispose or direct the disposition of:

                           0


Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6            Ownership  of More than Five  Percent  on Behalf of Another
                  Person:

                  Other persons have the right to receive or the power to direct the receipt of dividends from, or proceeds of the sale of the Shares. No such interest relates to more than five percent of such Shares.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  No applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                               Page 5 of 7 Pages

CUSIP No. 23251P102
Cyberonics, Inc.



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 18, 1998
--------------------------------------------------------------------------------

Date

/s/ Joshua Ruch
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Signature


Joshua Ruch

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Name/Title





                                               Page 6 of 7 Pages

CUSIP No. 639579104
Cyberonics, Inc.



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 18, 1998
--------------------------------------------------------------------------------


Date


Rho Management Partners, LP
By: Atlas Capital Corp., General Partner

By:
--------------------------------------------------------------------------------
 /s/ Joshua Ruch
Joshua Ruch, President


Joshua Ruch, President

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Name/Title





                                               Page 7 of 7 Pages